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                                                                    Exhibit 1.18

June 1, 1999



Richard E. Bagley
121 Chestnut Street
Weston, MA
02493

Dear Dick:

RE: AMENDMENT TO THE TERMS OF YOUR EMPLOYMENT AS SET OUT IN THE LETTER DATED FEBRUARY 18, 1998 (THE "LETTER AGREEMENT") FROM ALTAREX CORP. (THE "COMPANY") TO YOU.

This letter serves as an amendment to the terms of your employment as set out in the Letter Agreement. You and the Company agree that the paragraph in the Letter Agreement related to severance compensation be and hereby is deleted in its entirety and that the following paragraph shall be inserted in lieu thereof:

If your employment is terminated by the Company without just cause prior to December 31, 2001, you will be entitled to receive severance payments at a monthly rate equal to 1/12 of the annual base salary to which you were entitled on the effective date of termination until the later of (a) December 31, 2001 and (b) the first anniversary of the effective date of termination. For purposes of applying the foregoing, just cause for termination shall be deemed to exist upon a) a good faith finding by the Company of your failure to perform your assigned duties for the Company, dishonesty, gross negligence or misconduct, or
b) conviction, or the entry of a pleading of guilty or nolo contendere, to any crime involving moral turpitude or any felony. Notwithstanding the foregoing, in the event that you breach the Invention, Non-disclosure and Non-compete Agreement dated as of May 18, 1998 between you and the Company at any time during the period during which the Company is making severance payments to you under this Agreement, the Company's obligation to make, and your entitlement to receive, such severance payments under this Agreement shall terminate immediately upon such breach.

All other terms of your employment as set out in the Letter Agreement remain in full force and effect.


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Please confirm that you are in agreement with the foregoing by signing below. If you have any questions, please contact me.

Sincerely,

 /s/ Antoine A. Noujaim
-------------------------
Antoine A. Noujaim, Ph.D.
Chairman of the Board and CSO


The parties hereto have executed this agreement of the 4th day of June, 1999.

                                           AltaRex Corp.

 /s/ Richard E. Bagley                      /s/ Antoine A. Noujaim
-------------------------                  ----------------------------
Richard E. Bagley                          Antoine A. Noujaim
                                           Chairman of the Board and Chief
                                             Scientific Officer
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Richard E. Bagley
121 Chestnut Street
Weston, MA  02493

Dear Richard:

RE: AMENDMENT TO THE TERMS OF YOUR EMPLOYMENT AS SET OUT IN THE LETTER DATED FEBRUARY 18, 1998 (THE "LETTER AGREEMENT") AND THE AMENDMENT DATED JUNE 1, 1999


This letter serves as an amendment to the terms of your employment as set out in the Letter Agreement as amended. Provisions for severance compensation as stated in the June 1, 1999 amendment are further amended by deleting the first sentence of such amended provision and inserting the following sentence:

     If your employment is terminated by the Company without just cause, you will be entitled to receive severance payments at a monthly rate equal to 1/12 of the annual base salary to which you were entitled on the effective date of termination until the first anniversary of the effective date of termination.

All other terms of your employment as set out in the Letter Agreement and Amendments remain in full force and effect.

Please confirm that you are in agreement with the foregoing by signing below. If you have any questions, please contact me.

Sincerely,

 /s/ Edward M. Fitzgerald
----------------------------
Edward M. Fitzgerald
Senior Vice President & CFO


The parties hereto have executed this agreement on the 22nd day of December, 1999.

                                               AltaRex Corp.

 /s/ Richard E. Bagley                          /s/ Edward M. Fitzgerald
---------------------------------              ------------------------------
Richard E. Bagley                              Edward M. Fitzgerald